Exhibit 10.1

BWMS Red Chip New York SmallCap Investor Conference September30,2009

ORGANIZATION In 2004, the Company was incorporated in Nevada, originally named Laycor  Ventures. In February 2008, a group of private investors: Changed the name of the Company to Blackwater Midstream Corp. (OTC Symbol:  BWMS),  Appointed a new Board of Directors and management team, Designated a business objective to develop and operate independent bulk liquid storage terminals.

In December 2008, Blackwater acquired a 752,000 barrel terminal facility in the Port of New Orleans from NuStar Energy for $4.8 million.  The acquisition was equally financed with senior debt from JP Morgan Chase in New Orleans and private investment through the issuance of common stock.

Blackwater’s management team has collectively over 50 years experience developing, building and expanding independent liquid terminal facilities. Management has consistently demonstrated their ability while with Delta Terminal Services, Kinder Morgan, LBC, and Canal Barge to acquire underperforming assets, improve the acquired facility operations, and greatly increase the financial performance of the assets (e.g. terminal locations at Harvey, LA; Cincinnati, OH; Baton Rouge, LA; Staten Island, NY; Chicago, IL).  Management has extensive relationships with major customers (e. g. petroleum refiners, chemical manufacturers, and product traders & brokers) and a proven track record of securing long term contracts for terminal and ancillary services.
Management Team

STORAGE TERMINALS and INDUSTRY POTENTIAL Midstream terminal assets offer an attractive, low risk opportunity to invest in the petroleum, chemical and agricultural products sectors without taking commodity price risk.  The Lower Mississippi/ Gulf Coast region of the United States has a chronic shortage of terminal storage for oil, refined products, agricultural and chemical liquids.

STORAGE TERMINALS and INDUSTRY POTENTIAL Storage assets typically have high operating margins, in the 60-65% EBITDA margin range.  Third-party terminalling businesses are generally independent operations that support many different commercial customers including refiners, blenders, traders and marketers.  Income is derived from tank leasing, operational charges associated with blending services and throughput charges for receipt and delivery options.

STORAGE TERMINALS and INDUSTRY POTENTIALBulk liquid terminals store a range of products including crude oil, bunker fuel, gasoline, distillate, diesel, jet fuel, chemicals, agricultural products, bio-diesel.The importance of bulk terminal facilities in the refined product segment supply chain has grown significantly over the past decade as the nation’s product supply patterns have become increasingly more complex

BLACKWATER’S WESTWEGO, LA TERMIN The facility consists of: 26.5 acres, which includes up to 5 acres of expansion capability, 51 Tanks - ranging in size from 4,700 to 102,000 barrels , Total Facility Capacity:  752,000 barrels,  Current Leased Capacity 540,000 barrels ,  for a current utilization rate of 72%. As of December 2008, the terminal had gross revenues of $2.4 million per year.As of August 2009, revenues have been increased  to annualized rate of $4.1 million.

BLACKWATER’S WESTWEGO, LA TERMINAL Blackwater has recently announced a facility expansion that includes three 50,000 barrel tanks. The  new tanks have been leased under a five year contract that will increase revenues by $1.6 million per year. Construction of a Mississippi River ship dock.2010 Revenue forecast is $6.2 million with an EBITDA forecast of $3.7 million.

BLACKWATER’S WESTWEGO, LA TERMINAL Marketing Strategy: To specific industries and products that require value added services at a site that is well positioned geographically in their supply chain.  This years growth has been based on the facility’s strengths, which are the size of the tanks, and the modal flexibility available at the site.

BLACKWATER’S WESTWEGO, LA TERMINAL The marine, rail, and truck product handling capabilities attract the following industries:  Vegetable Oils  Commodity Chemicals Drilling Fluids Specialty Chemicals Molasses Products Petroleum Products

Forecasted Growth  at the Westwego, LA Terminal BARRELS 852,000 902,000 1,202,000 1,202,000 REVENUE $3,580,000 $6,252,000 $10,265,000 $10,783,000 EBIDTA $1,280,000 $3,752,000 $6,965,000 $7,383,000

BLACKWATER’S GROWTH Blackwater’s “roll-up” strategy is to acquire underperforming, non-strategic, niche terminalling assets which will enable the Company to build a diversified asset base and mitigate business risk.